Exhibit 99.1

395 de Maisonneuve Blvd. West Montreal, QC H3A 1L6

News Release

TICKER SYMBOL	MEDIA AND INVESTOR RELATIONS
UFS (NYSE, TSX)	Pascal Bossé Vice-President Corporate Communications and Investor Relations Tel.: 514-848-5938

DOMTAR TO PERMANENTLY CLOSE ITS COATED GROUNDWOOD PAPER MILL IN COLUMBUS, MISSISSIPPI

Montreal, March 16, 2010 – Domtar Corporation (NYSE/TSX: UFS) announced today that it will permanently close its coated groundwood paper mill in Columbus, Mississippi. The Domtar coated groundwood paper mill has an annual production capacity of 238,000 tons of coated groundwood and 70,000 metric tons of thermo-mechanical pulp. The mill currently has 219 employees. Operations are expected to cease by the end of April 2010.

“Market conditions for coated groundwood paper are challenging and despite the best efforts of our employees – and these efforts have been commendable – the mill continues to suffer from a weak cost position,” said John D. Williams, President and Chief Executive Officer of Domtar. “With this permanent closure, Domtar is exiting the coated groundwood paper business.”

Domtar also announced the sale of its Choctaw®, Saturn® and Jupiter™ coated groundwood product lines and trademarks to NewPage Corporation. The sale to NewPage also includes the mill’s paper inventory and book of business. Domtar intends to dismantle and dispose of remaining assets as deemed appropriate.

Domtar will take measures to assist employees affected by these decisions in accordance with its policies.

About Domtar

Domtar Corporation (NYSE/TSX:UFS) is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity, and is also a manufacturer of papergrade, fluff and specialty pulp. The Company designs, manufactures, markets and distributes a wide range of business, commercial printing and publishing as well as converting and specialty papers including recognized brands such as Cougar®, Lynx® Opaque Ultra, Husky® Opaque Offset, First Choice® and Domtar EarthChoice® Office Paper, part of a family of environmentally and socially responsible papers. Domtar owns and operates Domtar Distribution Group, an extensive network of strategically located paper distribution facilities. Domtar also produces lumber and other specialty and industrial wood products. The Company employs over 10,000 people. To learn more, visit www.domtar.com.

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Forward-Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the captions “Forward-Looking Statements” and “Risk Factors” of the latest Form 10-K filed with the SEC as periodically updated by subsequently filed Form 10-Q’s. Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

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